Exhibit 15.1

September 19, 2005

Companhia Siderúrgica Nacional

Av. Brigadeiro Faria Lima, 3400, 20th Andar

04538-132 – São Paulo, SP

Brazil

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed interim financial information of Companhia Siderúrgica Nacional and subsidiaries (“The Company”) for the six-months ended June 30, 2005 and 2004, and have issued our report dated September 19, 2005. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in the Company’s filing on Form 6-K dated September 19, 2005, is being incorporated by reference in this Registration Statement. We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/    Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES